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                                                                    EXHIBIT 99.1




                                                                    NEWS RELEASE
MARINE DRILLING COMPANIES, INC.                                     NASDAQ: MDCO
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One Sugar Creek Center Blvd., Suite 600
Sugar Land, Texas  77478-3556

                                                        DATE:  MAY 21, 1997
                                                     CONTACT:  WILLIAM H. FLORES
                                                       PHONE:  (281) 243-3000

                 AT THE FINANCIAL RELATIONS BOARD:
                 KARL PLATH                                   LISA FERGUSON
                 GENERAL INQUIRIES                            ANALYST INQUIRIES
                 (312) 640-6738                               (312) 640-6788

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                    MARINE DRILLING ANNOUNCES ACQUISITION OF
                          DEEP SEA ASA AND MARINE 700

        SUGAR LAND, TEXAS, MAY 21, 1997--MARINE DRILLING COMPANIES, INC. (NASDAQ: MDCO) today announced that it has completed the acquisition of approximately 90 percent of the outstanding shares of Deep Sea ASA of Norway. These shares were acquired pursuant to a previously announced tender and involved aggregate consideration of approximately $49.2 million, which was funded from working capital.

        Deep Sea's primary asset is the Deepsea Stavanger, a Bingo 8000 design bare-deck hull built in early 1997 that can be configured as either a fourth or fifth generation semi-submersible. In the near future, Deep Sea ASA will be renamed Marine Drilling ASA and the rig will be renamed the MARINE 700. Also, in accordance with Norwegian law, the Company will soon commence an offer to acquire the shares that were not previously tendered. If all the remaining shares are tendered, the total incremental consideration will be approximately $5.3 million.

        "We are very pleased with our latest acquisition, which fits within our strategy of acquiring assets that can be deployed under long-term contracts," said Jan Rask, President and Chief Executive Officer. "We are seeking a long-term contract for this rig, which we intend to complete and outfit for operations in water depths of 5,000 to 6,000 feet. We expect it to be operational in about 15 months from the time we begin the program. In addition, we also envision that Marine Drilling ASA will be one of the vehicles we can use to further develop our deepwater business group."

        Marine Drilling now owns 16 drilling rigs which it operates in the U.S. Gulf of Mexico, India, Southeast Asia and the Middle East. The Company's common stock is listed on the NASDAQ Stock Market under the symbol MDCO.

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